K&L GATES LLP 1601 K STREET, N.W. WASHINGTON, DC 20006 T +1 202 778 9000 F +1 202 778 9100 klgates.com

October 5, 2017
American Beacon Funds
220 East Las Colinas Boulevard, Suite 1200
Irving, Texas 75039
Ladies and Gentlemen:
We have acted as counsel to American Beacon Funds, a business trust formed under the laws of the Commonwealth of Massachusetts (the "Trust"), in connection with the Trust's registration statement on Form N-14 (the "Registration Statement"), to be filed with the U.S. Securities and Exchange Commission (the "Commission") on or about October 5, 2017, registering the A Class, C Class, Y Class, Institutional Class, and Investor Class shares of beneficial interest in the American Beacon Bridgeway Large Cap Growth Fund, a series of the Trust (the "Acquiring Fund"), (the "Shares") to be issued pursuant to a Plan of Reorganization and Termination (the "Reorganization Plan") adopted by the Trust on behalf of the Acquiring Fund and its American Beacon Bridgeway Large Cap Growth II Fund series (the "Target Fund"), under the Securities Act of 1933, as amended (the "Securities Act").
The Reorganization Plan provides for (1) the transfer of all the assets of the Target Fund to the Acquiring Fund in exchange solely for Shares of the Acquiring Fund having an aggregate net asset value equal to the Target Fund's net assets and the Acquiring Fund's assumption of all the liabilities of the Target Fund; (2) the distribution of the Shares pro rata to the Target Fund's shareholders in exchange for their shares of the Target Fund and in complete liquidation thereof; and (3) the termination of the Target Fund as a series of the Trust, all on the terms and conditions set forth in the Reorganization Plan.
This opinion letter is being delivered at your request in accordance with the requirements of paragraph 29 of Schedule A of the Securities Act and Item 16(11) of Form N-14 under the Securities Act.
For purposes of this opinion letter, we have examined originals or copies, certified or otherwise identified to our satisfaction, of:
(i)	the Reorganization Plan;
(ii)	the combined proxy statement and prospectus, and statement of additional information (collectively, the "Proxy Statement/Prospectus"), filed as part of the Registration Statement;
(iii)	the declaration of trust and bylaws of the Trust in effect on the date of this opinion letter; and
(iv)	the resolutions adopted by the trustees of the Trust relating to the Registration Statement, the creation of the Acquiring Fund and the Shares of each class, and

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the adoption of and the authorization for issuance and sale of the Shares pursuant to the Reorganization Plan.
We also have examined and relied on certificates of public officials and, as to certain matters of fact that are material to our opinions, we have relied on a certificate of an officer of the Trust.  We have not independently established any of the facts on which we have so relied.
For purposes of this opinion letter, we have assumed the accuracy and completeness of each document submitted to us, the genuineness of all signatures on original documents, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified, conformed, or photostatic copies thereof, and the due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness thereof.  We have further assumed the legal capacity of natural persons, that persons identified to us as officers of the Trust are actually serving in such capacity, and that the representations of officers of the Trust are correct as to matters of fact.  We have not independently verified any of these assumptions.
The opinions expressed in this opinion letter are based on the facts in existence and the laws in effect on the date hereof and are limited to Chapter 182 of the General Laws of the Commonwealth of Massachusetts and the provisions of the Investment Company Act of 1940 that are applicable to equity securities issued by registered open-end investment companies.  We are not opining on, and we assume no responsibility for, the applicability to or effect on any of the matters covered herein of any other laws.
Based upon and subject to the foregoing, it is our opinion that (1) the Shares to be issued pursuant to the Registration Statement, when issued and delivered to the Target Fund in accordance with the terms and conditions of the Reorganization Plan, will be validly issued, and (2) the shareholders of the Target Fund receiving the Shares in exchange for their shares of the Target Fund and in complete liquidation of the Target Fund as provided by the Reorganization Plan will have no obligation to make any further payments for the receipt of the Shares or contributions to the Trust solely by reason of their ownership of the Shares.
This opinion is rendered solely in connection with the filing of the Registration Statement.  We hereby consent to the filing of this opinion with the Commission in connection with the Registration Statement and to the reference to this firm's name under the heading "Other Service Providers" in the Proxy Statement/Prospectus.  In giving this consent, we do not thereby admit that we are experts with respect to any part of the Registration Statement within the meaning of the term "expert" as used in Section 11 of the Securities Act or the rules and regulations promulgated thereunder by the Commission, nor do we admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.
Very truly yours, /s/ K&L Gates LLP